As filed with the Securities and Exchange Commission on May 18, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGHT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0766246 (I.R.S. Employer Identification Number)

2701 E. Insight Way Chandler, Arizona 85286 (Address of principal executive offices, including zip code)

Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan
(Full title of the plan)

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary
Insight Enterprises, Inc.
2701 E. Insight Way
Chandler, Arizona 85286
(480) 333-3000
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Jeffrey E. Beck
Snell & Wilmer L.L.P.
One East Washington Street
Suite 2700 Phoenix, Arizona 85004
(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan (the “Plan”) covered by this registration statement prepared by Insight Enterprises, Inc. (the “Company”) in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this registration statement:

1.The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 16, 2023.

2.The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 2, 2023.

3.The Company’s Current Reports on Form 8-K, filed with the Commission on May 17, 2023 and May 18, 2023.

4.The description of the Company’s common stock contained in its registration statement on Form 8-A, dated November 9, 1994, as updated by the description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and together with any amendments or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 145(c) of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, and the corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of Section 145 of the DGCL shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to section 3114(b) of title 10 (for purposes of this sentence only, treating residents of the State of Delaware as if they were nonresidents to apply Section 3114(b) of Title 10 of the Delaware Code to this sentence).

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) with respect to a director, pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director or officer derived an improper personal benefit, or (v) with respect to an officer, any action by or in the right of the corporation.

Charter and Bylaw Provisions

Article VI of the Company’s Amended and Restated Bylaws generally provides that the Company shall, to the fullest extent authorized by the DGCL, indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided in Section 3 of Article VI of the Company’s Amended and Restated Bylaws with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding or part thereof was authorized by the board of directors of the Company.

Article 10 of the Company’s Amended and Restated Certificate of Incorporation generally provides that to the full extent that the DGCL permits the limitation or elimination of the liability of directors, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Other

The Company has a policy of directors’ and officers’ liability insurance which insures directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

The Company has entered into indemnification agreements with its directors and officers for indemnification of and advancement of expenses to such persons to the full extent permitted by law and intends to execute such indemnification agreements with its future officers and directors.

In addition, Section 12.10 of the Plan provides that each person who is or shall have been a member of the board of directors of the Company or a committee appointed by the board of directors of the Company to administer the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Insight Enterprises, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 17, 2006

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Insight Enterprises, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 21, 2015

4.3	Amended and Restated Bylaws of Insight Enterprises, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 21, 2015

5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page hereto

99.1	Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan	Filed herewith

107.1	Filing Fee Table	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on May 18, 2023.

Insight Enterprises, Inc.

By:	/s/ Joyce A. Mullen
Joyce A. Mullen
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joyce A. Mullen, Glynis A. Bryan and Samuel C. Cowley, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joyce A. Mullen	President, Chief Executive Officer and Director	May 18, 2023
Joyce A. Mullen	(principal executive officer)

/s/ Glynis A. Bryan	Chief Financial Officer	May 18, 2023
Glynis A. Bryan	(principal financial officer)

/s/ Rachael A. Crump	Global Corporate Controller	May 18, 2023
Rachael A. Crump	(principal accounting officer)

/s/ Timothy A. Crown	Chairman of the Board of Directors	May 18, 2023
Timothy A. Crown

/s/ Richard E. Allen	Director	May 18, 2023
Richard E. Allen

/s/ Bruce W. Armstrong	Director	May 18, 2023
Bruce W. Armstrong

/s/ Alexander L. Baum	Director	May 18, 2023
Alexander L. Baum

/s/ Linda M. Breard	Director	May 18, 2023
Linda M. Breard

/s/ Catherine Courage	Director	May 18, 2023
Catherine Courage

	Director	May 18, 2023
Anthony A. Ibargüen

/s/ Kathleen S. Pushor	Director	May 18, 2023
Kathleen S. Pushor

/s/ Girish Rishi	Director	May 18, 2023
Girish Rishi